January 2008 Pricing Sheet dated January 15, 2008 relating to Preliminary Pricing Supplement No. 484 dated January 14, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

PLUS due February 23, 2009
Based on the Performance of a Basket Composed of Four Commodities
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 15, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,650,000
Maturity date:	February 23, 2009
Original issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	January 15, 2008
Original issue date:	January 23, 2008 (5 business days after the pricing date)
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol	Basket weight	Initial basket commodity price
	Cotton No. 2 – NYBOT (“cotton”)	CT1	25%	71.69
	Soybeans – CBOT (“soybeans”)	S1	25%	1,301.50
	Soybean Meal – CBOT (“soymeal”)	SM1	25%	356.10
	Wheat – CBOT (“wheat”)	W1	25%	932.00
Payment at maturity per PLUS:
If the basket percent increase is greater than 0%:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the basket performance factor is less than or equal to 100%:
$1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment	$1,000 x leverage factor x basket percent increase
Leverage factor:	300%
Basket percent increase:
The sum of the products of (i) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket performance factor:
The sum of the products of (i) the final basket commodity price for each basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket commodity price:
The basket commodity price on any date will equal:
cotton:  The official settlement price per pound of deliverable grade cotton No. 2 on the relevant exchange of the first nearby month futures contract (or, in the case of any date within 16 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange.
soybeans:  The official settlement price per bushel of deliverable grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange.
soymeal: The official settlement price per ton of deliverable grade soybean meal on the relevant exchange of the first nearby month  futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, and as made public by the relevant exchange.
wheat:  The official settlement price per bushel of deliverable grade wheat on the relevant exchange of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange.

Initial basket commodity price:	For each basket commodity, the related basket commodity price on the pricing date. See “Basket – Initial basket commodity price” above.
Final basket commodity price:	For each basket commodity, the related basket commodity price on the valuation date.
Valuation date	February 13, 2009, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$1,330 (133% of the stated principal amount)
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617446Z93
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$10	$990
Total	$10,650,000	$106,500	$10,543,500
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 484 dated January 14, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.